     Sales Agency Agreement dated ___________, 1999 between IHS ItemQuest Holdings Inc., a Delaware corporation ("Company"), and Information Handling Services Inc., a Delaware corporation ("IHS").

1.   Appointment
     -----------

     (a) Subject to the terms and conditions of this Agreement, the Company hereby appoints IHS as its nonexclusive sales agent to solicit orders worldwide for its CAPSXpert products listed in Exhibit A hereto ("Products").

     (b) IHS may appoint as subdealers, and solicit orders for the Products through, IHS' international dealer network.


2.   Distribution and Support of the Products
     ----------------------------------------

     IHS shall submit to the Company all new and renewal orders for the Products obtained by IHS. IHS shall not quote any prices except those published list prices established by the Company, unless otherwise agreed by the Company. The subscription Products shall be distributed subject to the terms of the Company's form of customer license agreement between the customer and the Company. IHS will provide service, support and installation for the Products where the orders for the Products have been obtained by IHS.


3.   Commissions
     -----------

     (a) IHS shall receive a percentage commission at the rate of eighteen percent (18%) computed on the net price paid by customers for orders (new and renewal) for the Products obtained by IHS. The commission shall be calculated on the net



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           subscription price paid by the customer, exclusive of any invoiced charges for freight, insurance, sales taxes, or other like charges, and reduced by any applicable discounts, allowances, credits or other similar adjustments.

     (b) IHS shall be responsible for billing and collecting from the customers for the Products for orders obtained by IHS. IHS will retain its 18% commission and will pay the Company on a monthly basis 82% of the payment received by IHS for the Products within thirty
           (30) days following the end of the month in which payment is received by IHS from the customer. In the event payment is made by the customer directly to the Company for orders obtained by IHS, the Company will pay IHS its 18% commission on a monthly basis within 30 days following the end of the month in which payment is received by the Company from the customer.


4.   Finders Fee
     -----------

     In the event IHS refers a customer to the Company or its subsidiary International CompuTex Inc. ("ICI") that results in a sale by ICI of ICI's CSM software, ICI will pay IHS the sum of $5,000 as a finder's fee for each such referral. Payment shall be made within 30 days after the end of the month in which ICI receives the initial payment from the customer for the ICI CSM software.


5.   Term
     ----

     (a) The term of this Agreement shall be for an initial period of three years commencing on the date hereof and shall be renewed for successive periods of one year each thereafter, unless either party notifies the other of its intention not to renew this Agreement at least ninety (90) days prior to the end of the initial three year period or any succeeding one year period.

     (b) Either party may terminate this Agreement for cause if the other party materially




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           breaches its obligations under this Agreement and fails to cure said breach within 90 days after receipt of notice from the nonbreaching party.

     (c) Upon termination or expiration of this Agreement for any reason, IHS shall be entitled to receive the payment of commissions pursuant to and in accordance with the terms and conditions of paragraph 3 above with respect to one-year subscriptions based on new and renewal orders for the Products obtained by IHS on or before the date of termination or expiration of this Agreement.

     (d) Upon expiration or termination of this Agreement for any reason, IHS will cease to solicit orders for the Products and will promptly deliver to the Company at IHS' expense all Products, sales materials and other written materials relating exclusively to sale of the Products.


6.   Assignment or Transfer
     ----------------------

     This Agreement and the benefit of the rights granted to and the obligations undertaken by IHS under this Agreement shall not be assigned, delegated or in any other manner transferred by IHS without the prior written consent of the Company, and any attempted assignment, delegation or other transfer without such prior written consent shall be null and void, provided IHS may appoint subdealers for the Products as provided in paragraph 1(b). In the event the Company assigns the CAPSXpert business to ICI, this Agreement shall be binding upon and inure to the benefit of ICI.


7.   Miscellaneous
     -------------

     (a) It is expressly understood that the activities of IHS hereunder shall not constitute IHS an agent, employee, partner, or a joint venturer of or with the Company and that at all times the relationship of IHS to the Company hereunder will be that of an independent contractor.




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     (b)   This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written or oral, between the parties hereto and thereto with respect to the subject matter hereof.

     (c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first hereinabove set forth.


                                        INFORMATION HANDLING SERVICES INC.


                                                BY:
                                                   --------------------------

                                                TITLE:
                                                      -----------------------


                                        IHS ITEMQUEST HOLDINGS INC.


                                                BY:
                                                   --------------------------

                                                TITLE:
                                                      -----------------------



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